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                                                                      Exhibit 99


[NATIONAL CITY(R) LOGO]                                NATIONAL CITY CORPORATION
                                                       1900 E. 9th St.
                                                       Cleveland, OH 44114-3484


NEWS RELEASE
For Immediate Release

Media Contact:
Amber Garwood
216-222-8202
Amber.Garwood@NationalCity.com


                NATIONAL CITY COMPLETES ACQUISITION OF PROVIDENT

                  Adds Cincinnati to Growing Network in Midwest

     CINCINNATI, OH--July 1, 2004--National City Corporation (NYSE: NCC) today announced that it has completed its acquisition of Provident Financial Group, Inc. (Nasdaq: PFGI). Following conversion of its business systems to the National City platform, Provident Bank will be merged into National City Bank and building signage will change in early 2005.

     "Over the past several months, representatives from both companies have designed the process for integrating our two organizations and helping us achieve our vision to become a premier banking force in metropolitan Cincinnati," said David A. Daberko, chairman and chief executive officer of National City. "Our plans for growth in this region don't stop at merging our two organizations. We intend to add more branches and locate the headquarters for our national leasing business in Cincinnati. These plans will benefit our customers and provide exciting opportunities for current employees."

     National City acquired Provident to enter the Cincinnati market and expand operations in Dayton as part of its strategy for continued growth. The acquisition adds 65 branches in southwestern Ohio and northern Kentucky to National City's network of 1,146 retail offices located throughout the Midwest. The acquisition fills in a geographic gap in the company's Ohio operations and solidifies its presence throughout the state, making National City the #1 bank in Ohio.

     "We're excited about National City and Provident teaming up," Daberko said. "Provident's history of dedication to excellence in customer service is a perfect fit with the


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National City culture. We're looking forward to bringing National City's wide range of products and services to Provident customers. From small business banking to mortgages, brokerage services, annuity and mutual fund products, we can offer Cincinnati-area customers more choice and more convenience."

     As previously announced, the new National City executive management team for the Cincinnati region will be:

     - T. MICHAEL PRICE, Chief Executive Officer

     - MICHAEL P. MCCUEN, President

     - VINCENT D. RINALDI, President, National City Commercial Capital Corp.

     - BRIAN J. CULLINA, Executive Vice President and Chief Credit Officer

     - AMIN AKBAR, Senior Vice President, Community Development

     National City has also established a charitable fund of $10 million to demonstrate the company's commitment to the metropolitan Cincinnati community. The local management team will be responsible for managing the distribution of this fund, responding to community issues and supporting needs in the areas of health and human services, arts and culture, education, and civic and community affairs.

     As a result of the acquisition, Provident Financial Group, Inc. shareholders will receive 1.135 shares of National City common stock for each share of Provident common stock in a tax-free exchange. Based on the recent market price for National City common stock, the transaction has a total indicated value of approximately $2.1 billion.

     In addition to the Provident merger, National City has added the St. Louis market to its growing Midwestern presence with the acquisition of Allegiant Bancorp, which closed on April 9. The company also continues to expand into the Chicagoland market, extending its commitment to providing superior financial services at the highest levels of service quality throughout the Midwest.

     National City is also preparing to acquire Wayne Bancorp, a bank holding company headquartered in Wooster, Ohio. Wayne Bancorp operates 26 branches in Wayne, Holmes, Medina and Stark counties and has $825 million in assets. Subject to regulatory and stockholder approvals, the transaction is expected to close in the fourth quarter of 2004.


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ABOUT NATIONAL CITY
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City, visit the company's Web site at NationalCity.com.


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